SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

________________________

FORM 8-K

Current Report

Dated September 23, 2010

of

ZALE CORPORATION

A Delaware Corporation
IRS Employer Identification No. 75-0675400
SEC File Number 001-04129

901 West Walnut Hill Lane
Irving, Texas  75038
(972) 580-4000

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

On September 23, 2010, Citibank (South Dakota), N.A., Zale Delaware, Inc., and Zale Puerto Rico, Inc. entered into an Amended and Restated Merchant Services Agreement (“MSA”).  The MSA replaces a similar agreement dated as of July 10, 2000.

Pursuant to the MSA, Citibank has the exclusive right, subject to certain second-look provisions, to provide branded credit cards to customers of the Company’s Zales, Zales Outlet and Gordon’s brands in the United States, effective October 1, 2010.  The MSA provides for Zale to pay Citibank a merchant fee with respect to all transactions and to guarantee certain credit sales that would not be approved by Citibank but for a Zale guarantee.  The MSA has a five-year term and automatically renews for successive two-year periods after the initial term in the absence of written notice by either party of non-renewal.  In addition, the Agreement can be terminated by either party upon certain breaches by the other party and also can be terminated by Citibank in the event that net card sales by Zale during any twelve-month period are less than $315 million or if net card sales during a twelve-month period decrease by 20% or more from the immediately prior twelve month period.  Following any termination, the Agreement entitles Zale to purchase the credit card portfolio under certain circumstances and obligates Zale to purchase the portfolio under other circumstances.

On September 24, 2010, the Company amended the Credit Agreement dated May 10, 2010 (“Term Loan”) with Z Investment Holdings, LLC (“Z Investment”).  Pursuant to the amendment, Z Investment agreed to eliminate the Minimum Consolidated EBITDA covenant contained in the Term Loan.  In consideration for the amendment, the Company agreed to pay Z Investment an aggregate of $25 million, of which $11.25 million was credited to the outstanding principal balance under the Term Loan, $1.25 million was a prepayment premium, and $12.5 million was an amendment fee. In addition, the amendment eliminates the Company’s option to pay a portion of future interest payments in kind, and as a result all future interest payments made under the Term Loan will be made in cash.

On September 24, 2010, the Company received a waiver and consent from the lenders under its Amended and Restated Credit Agreement dated as of May 10, 2010, permitting the amendments and the payments to Z Investment described in the preceding paragraph.

Two of the members of the Board of Directors of the Company are affiliated with Z Investment. The corporate governance policies of the Company restrict transactions with related persons. Consistent with such policies and applicable rules and policies of the New York Stock Exchange, the terms of the amendment to the Term Loan were reviewed and approved by independent directors of the Company disinterested with respect to the transaction, and a waiver of the applicable restrictions on related party transactions was granted in connection therewith.

Item 2.02       Results of Operations and Financial Condition.

On September 27, 2010, Zale Corporation issued a press release reporting its financial results for the three months and twelve months ended July 31, 2010.  A copy of the press release is being furnished as Exhibit 99.1 and is incorporated herein by reference.

The information set forth in Exhibit 99.1 is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 23, 2010, Richard C. Breeden and James M. Cotter resigned as directors of the Company.  Also on September 23, 2010, Theo Killion and Kenneth B. Gilman were elected as directors of the Company.  In addition, Mr. Killion, the Company’s President, who has also been serving as Interim Chief Executive Officer since January 13, 2010, was appointed Chief Executive Officer of the Company and no longer will serve as President.  Mr. Gilman was the Chief Executive Officer of Asbury Automotive Group and now serves on the boards of Liz Clairborne, Inc. and Internet Brands, Inc. Mr. Gilman’s membership on the Board of Directors was initially recommended for consideration to the Company’s Nominating and Corporate Governance Committee by Z Investment, in its capacity as initial warrant holder under the Warrant and Registration Rights Agreement dated May 10, 2010, the terms of which entitle Z Investment to propose one independent candidate for consideration by such committee.  Mr. Gilman was appointed to the Compensation and Nominating and Corporate Governance Committees.  He will serve as Chairman of the Compensation Committee.

In connection with his appointment, Mr. Killion’s base salary was increased to $800,000 per year.  In addition, he was awarded options to purchase 200,000 shares of Company stock at an exercise price of $2.00 per share and 100,000 restricted stock units.  The options will vest in four equal annual installments beginning on the first anniversary of the grant date.  The restricted stock units will vest over four years, 25% of the shares on the second anniversary of the grant date, an additional 25% of the shares on the third anniversary of the grant date and the remaining 50% of the shares on the fourth anniversary of the grant date.  Mr. Killion also will be eligible to participate in the Company’s annual bonus program with a target level bonus of 100% of his annual base salary and a maximum bonus of 200% of his annual base salary.  In addition, Mr. Killion’s employment security agreement will be amended to provide for a maximum of $1 million in non-change in control severance payments.  In connection with his appointment to the Board of Directors, Mr. Gilman was awarded options to purchase 50,000 shares of Company stock at an exercise price of $1.99 per share, the price at the close of market on the day of grant.

Item 9.01       Financial Statements and Exhibits

99.1  Press Release

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ZALE CORPORATION

		By:	/s/ Matthew W. Appel
Matthew W. Appel
Executive Vice President and
Chief Financial Officer

Date:	September 27, 2010